Exhibit 10.55
AGREEMENT
     This AGREEMENT is made and entered into on the 1st day of April, 2008 by and between FELDMAN MALL PROPERTIES, INC. a Maryland corporation (hereinafter “Owner”), FELDMAN EQUITIES MANAGEMENT, LLC an Arizona limited liability company (hereinafter “Manager”), and BRANDYWINE FINANCIAL SERVICES CORPORATION, a Pennsylvania corporation, (hereinafter “Brandywine”).
WITNESSETH
     WHEREAS, Owner is the direct or beneficial owner of all or a portion of those certain real properties described on “Exhibit A” attached hereto (the “Projects”), and Manager provides various services for the Projects; and
     WHEREAS, Owner and Manager wish to retain the services of Brandywine for the supervision of the operations, development, and maintenance of the Projects; lease administration; bookkeeping; accounting; FASB 141 and FASB13 (and amendments thereto) compliance; financial statement preparation; and the coordination of Sarbanes-Oxley compliance and financial statement audits (collectively the “Project Services”), and
     WHEREAS, Owner and Manager wish to retain the services of Brandywine to provide the following services to Owner and Manager: information technology user support; software support; PC and terminal maintenance at Brandywine’s facility; coordination of Sarbanes-Oxley compliance and financial statement preparation and support of financial statement preparation for quarterly reviews and the annual financial statements; reports to joint venture partners; periodic reports to lenders; payroll preparation and coordination of required filings; human resources management; cash management; general ledger accounting including, but not limited to, cash receipts and disbursements, accounts payable, accounts receivable, fixed assets/capitalization, cost allocation, and inter-company billings/fundings; FASB 109 compliance; and consolidations and eliminations (collectively, the “Corporate Services”); and
     WHEREAS, Brandywine is experienced in the business of providing the Project Services and the Corporate Services and desires to provide and render those services to Owner, and for and on behalf of Manager.
TERMS
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
I.     APPOINTMENT OF BRANDYWINE AS PROVIDER FOR PROJECT SERVICES AND CORPORATE SERVICES; THE PROJECTS.
1.1.	Appointment. Owner and Manager hereby appoint Brandywine as exclusive representative and agent to provide the Project Services and the Corporate Services.

1.2.	General.
(a)	Brandywine hereby acknowledges receipt of certain books and records with respect to the operation of the Projects, including leases with tenants, an inventory of personal property located at each Project belonging to Owner, and all service contracts relating to the maintenance and operation of each Project. Brandywine acknowledges that it has examined all such materials, and inspected each of the Projects, so that it is able to perform its duties hereunder and confirms that such materials are sufficient to enable it to perform such duties in accordance with the terms of this Agreement.

(b)	Brandywine shall devote its reasonable best efforts and shall perform its duties hereunder in a diligent, careful and vigilant manner. The Project Services of Brandywine hereunder are to be of a scope and quality not less than those generally performed on behalf of other similar complexes and properties in the locale of the Projects. The Corporate Services of Brandywine hereunder are to be of a scope and quality not less than those generally performed on behalf of other similar situated publicly traded companies in the United States. Brandywine shall make available to Owner and Manager the full benefit of the judgment, experience and advice of the members of Brandywine’s organization and staff with respect to the policies to be pursued by Owner and Manager in operating the Projects and administering the affairs and books and records of the Owner as provided in this Agreement, and will perform such related services as may be reasonably requested by Owner and Manager in operating, maintaining and developing the Projects and in providing the Corporate Services for the Owner.
II.	PROJECT SERVICES.

2.1.	Annual Budget. Brandywine shall prepare and submit to Owner annually, on or before November 30 of each year unless Owner requires an earlier date, capital and operating budgets for each of the Projects (“the Budgets”) for the following calendar year of operation. Owner shall have thirty (30) days following Owner’s receipt of the Budgets to revise and/or disapprove them. The failure of Owner to respond by the aforementioned date shall be deemed as consent to the Budgets submitted by Brandywine.

2.2.	Budget Revision; Expenditure Limits. Brandywine shall eliminate or revise any item or amount in any Budget which is disapproved by Owner to the extent necessary to obtain Owner’s written approval thereof.

2.3.	Owner’s Written Approval. Brandywine agrees not to make any expenditure for a particular Project in any fiscal year, except within the categories and amounts contained in the Budget for such Project as previously approved by Owner for such fiscal year, unless (a) such expenditure is specifically authorized under any of the provisions of this Agreement, or (b) such expenditures would not result in any line item in the particular Budget being exceeded by more than five percent (5%). Brandywine shall promptly advise Owner and Manager of any expenditure of the type described in clause (a) or (b) of the preceding sentence. If this Agreement continues in effect during any period when there is no approved Budget in effect as to any Project, then the last-approved operating

(but not capital) Budget for such Project shall remain in effect, subject only to adjustments for actual third party cost changes.

2.4.	Payments at Owner’s Direction. Anything to the contrary herein notwithstanding, Brandywine agrees to make all payments directed by Owner, whether or not such items have been included in the Budgets; provided, however, that Owner makes adequate provision for the payment or reimbursement of all costs connected with such items.

2.5.	Monthly Reports. Within seven (7) Business Days following the end of each month, Brandywine shall provide a balance sheet and income statement to Owner for each of the Projects and a budget report indicating budget variances, year-to-date experience and a delinquency aging report. From time to time, Owner may reasonably request and Brandywine shall provide analysis and other reports relating to the Projects.

2.6.	Annual Reports. Within thirty (30) days after the end of each fiscal year, Brandywine shall prepare and deliver to Owner a detailed balance sheet and income statement with respect to each Project, inclusive of all supporting schedules necessary to prepare year end financial statements. In addition, schedules in support of footnote disclosures shall be provided within forty (45) days after the end of each fiscal year.

2.7.	Collection of Income; Institution of Legal Action. Brandywine shall use its best efforts to collect promptly all rents and other income issuing from the Projects when such amounts become due. It is expressly understood that Brandywine does not guarantee the collection of rents. Brandywine shall, in the name of Owner, (a) execute and serve such notices and demands on delinquent tenants as Brandywine may deem necessary or proper, and (b) institute, settle, or compromise any legal action and make use of such methods of legal process against a delinquent tenant or the property of a delinquent tenant as may be necessary to enforce the collection of rent or other sums due from the tenant, to enforce any covenant or condition of any lease or rental agreement, and to recover possession of any part of the Project, subject in each of Section 2.7 (a) and (b) to receipt of Owner’s consent, or in those instances where Brandywine in good faith reasonably determines that Emergency Action (defined in Section 2.10(b)) is required, without Owner’s Consent. In taking the aforementioned actions, Brandywine may incur attorneys’ fees and disbursements for which Brandywine shall be reimbursed by Owner.

2.8.	Bank Accounts. All monies collected by Brandywine shall be forthwith deposited in a separate bank account or accounts for each Project, now established, or to be established in the future, in the name of Owner (the “Separate Account”). Funds deposited in such Separate Account shall not be commingled with monies from other accounts of Brandywine. Funds deposited in the Separate Account (except for a minimum balance of $1,000 or such other amount as mutually determined by Owner and Brandywine) shall be invested daily in an investment account in the name of Owner (“Investment Account”). Brandywine shall pay all of the costs and expenses of each particular Project required by this Agreement from the Separate Account, as provided in the applicable Budget. Funds required for the payment of costs and expenses shall be electronically transferred from the Investment Account to the Separate Account, as items are presented to the bank for payment. Brandywine shall submit to Owner, on a weekly basis, or as otherwise mutually agreed by Owner and Brandywine, for Owner’s approval, the schedule of invoices to be selected for payment. Owner will respond promptly to ensure the timely payment of expenses. In no event shall Brandywine be obligated to expend its own funds on behalf of Owner when there are insufficient funds in the Separate Account for a Project. Brandywine will establish such other accounts, including Reserve Accounts, at the request of Owner.

2.9.	Insurance. Brandywine shall obtain insurance including, but not limited to, property and casualty coverage at the expense of Owner with coverage requirements as directed by Owner.

2.10.	Maintenance.
(a)	Personnel. Brandywine shall, subject to receipt of Owner’s consent, hire, discharge and supervise all on-site employees and independent contractors as shall be necessary or proper to maintain, develop and operate the Projects, all of whom, except independent contractors and employees of independent contractors, shall be the employees of Owner or Manager, unless and until otherwise determined by Owner and Brandywine. Brandywine on behalf of Owner and Manager shall prepare the payroll for the personnel at each Project and, to the extent there are revenues from the particular Project available, pay all charges for services rendered by independent contractors.

(b)	Maintenance and Repairs. Brandywine shall use its best efforts to insure that each particular Project is maintained in an attractive condition and in a good state of repair and in at least the same conditions as each Project is in currently and as may be required by any leases or Basic Documents (as defined in Section 2.11). In this regard, Brandywine shall use its best skills and efforts to serve the tenants of each particular Project and shall cause the purchase of necessary supplies, negotiate contracts for, or otherwise cause to be furnished, electricity, gas, fuel, water, telephone, window cleaning, refuse disposal, pest control, and any other utilities or services required for the operation of the Project. Brandywine shall cause to be made and supervise necessary repairs and alterations including without limitation cleaning, painting, decorating, plumbing, carpentry, grounds care and such other maintenance and repair work as may be necessary, which shall be performed either by employees of Owner or Manager or independent contractors and shall maintain in full force and effect all service contracts relating to each Project. Expenditures for repairs, alterations, decorations, or furnishings for each particular Project in excess of Five Thousand Dollars ($5,000.00) shall not be made without prior written consent of Owner, unless Brandywine in good faith reasonably determines that such expenditures are necessary to protect the particular Project from damage, to prevent injury to persons or loss of life, to maintain required services to tenants or prevent a default on the part of Owner as landlord under leases or the Basic Documents (“Emergency Action”). Brandywine’s undertakings as provided for in this Section 2.10(b) are predicated upon Owner providing adequate funds to carry out such actions.
2.11.	Obligations Under Notes, Mortgages, Ground Leases, Joint Venture Agreements. To the extent that monies are available from a particular Project, Brandywine shall duly and punctually perform and comply with all of the obligations, terms and conditions required to be performed or complied with by Owner under the promissory notes or evidences of indebtedness, mortgages, deeds of trust and other instruments collateralizing indebtedness, ground leases and joint venture agreements (the “Basic Documents”), relating to the operation, development, maintenance and servicing of the Projects, including without limitation, the timely payment of all sums required to be paid thereunder, all to the end that Owner’s interest in the Project and its interest as landlord under the leases shall be preserved and no default chargeable to Owner shall occur under the Basic Documents. All notices from any mortgagee, ground lessor or other party to any of the Basic Documents, and to or from a tenant under any lease, given pursuant thereto or pertaining thereto and all notices from any governmental or official entity, and all papers relating to any litigation or other proceeding relating to or concerning any Project, shall be forthwith delivered to Owner by Brandywine or vice versa.

2.12.	Use. Brandywine agrees not to knowingly permit the use of any Project for any purpose which might void any policy of insurance held by Owner or which might render any loss insured thereunder uncollectible, or which would be in violation of any governmental law, statute, code, ordinance, order, requirement, rule or regulation.

2.13.	Inspection. Brandywine shall inspect (or cause to be inspected) the Projects in order to ascertain required items of capital repairs or maintenance. In the event that Brandywine provides these services, it shall be reimbursed for out of pocket costs and expenses and the compensation of employees performing such services at amounts agreed to by Owner.

2.14.	Leasing.
(a)	Broker. If and to the extent requested by Owner, Brandywine shall make reasonable efforts to lease available space in any Project at rates and on terms contained in the annual Budget and Schedules thereto with respect to the particular Project as approved by Owner, and shall be responsible for all negotiations with prospective tenants. Brandywine shall negotiate all extensions and renewals of those leases and shall have the right to make concessions including rental concessions, as inducements to prospective tenants to occupy the Project after consultation with and approval by Owner.

(b)	Leasing Fee. If Owner requests that Brandywine perform leasing services, Brandywine shall receive as compensation Six Percent (6%) of minimum or base rent during the initial term of the lease. That fee shall apply to all new tenants procured by Brandywine. Brandywine shall receive Three Percent (3%) of minimum or base rent for the renewal, option renewal or extension of the term of leases secured by Brandywine. The fees outlined in this Section shall be paid within thirty (30) days of execution of the particular lease or amendment thereof.

(c)	The Lease. In furtherance of any leasing assignment, Brandywine will use Owner’s standard form lease, as it may be amended and updated from time to time, for all tenants at each of the Projects unless otherwise directed by Owner.

2.15.	Additional Services.
(a)	Additional Tenant Services. Should Brandywine provide any services to tenants or subtenants which are not customary services, are services not required hereunder (“Additional Tenant Services”), or are services which might generate non-customary income for Real Estate Investment Trust qualification purposes as determined by Owner, then a separate charge for such Additional Tenant Services shall be made to the tenant or subtenant receiving such Additional Tenant Services, which shall be paid to and retained by Brandywine for its own account and Owner shall have no interest therein. Brandywine shall pay all costs and expenses incurred in providing such Additional Tenant Services. All amounts received by Brandywine from Additional Tenant Services shall be excluded from Gross Rental Receipts for purposes of the calculation of the compensation provided for in Section VII below.

(b)	Additional Owner Services. Should Brandywine provide any services to Owner which are not customary services or are services not required hereunder, such as, but without limitation, capital transactions, insurance administration, collections not in the ordinary course, or information technology support at Project locations (“Additional Owner Services”), then a separate charge for such Additional Owner Services shall be negotiated by Owner and Brandywine before such services are performed by Brandywine.
2.16.	Compliance With Laws. Owner and Manager shall fully comply with all laws, statutes, codes, ordinances, orders, requirements, rules and regulations governing the Projects and the business conducted therein; provided, however, that at Brandywine’s election, Brandywine may take such action as may be necessary to comply on the part of Owner with any and all laws, statutes, codes, ordinances, orders or requirements, rules or regulations affecting any of the Projects promulgated by any federal, state, county or municipal authority having jurisdiction over the particular Project, and all applicable orders of the Board of Fire Underwriters or other similar bodies. Except in connection with Emergency Action, Brandywine shall obtain Owner’s prior approval for any compliance action or work not already provided for in a Budget. Notwithstanding any voluntary action taken by Brandywine on behalf of Owner, Brandywine shall be released from any responsibility in connection with any law, statute, code, ordinance, order, requirement, rule or regulation pertaining to the particular Project, or the business conducted therein, and Owner assumes full and complete responsibility for compliance therewith and for the payment of any and all penalties, taxes, impositions and fines resulting from a failure to comply with such law, statute, code, ordinance, order, requirement, rule or regulation, except for (a) the gross negligence, fraud or willful or wanton misconduct of Brandywine, (b) claims relating to employment discrimination based on acts or omissions of Brandywine or (c) claims relating to environmental conditions or violations resulting from acts or omissions of Brandywine.

III.	CORPORATE SERVICES

3.1.	Accounting Systems and File Conversions. Owner and Manager shall allow utilization of the existing software applications through April 30, 2008. During this time period,

Brandywine shall evaluate those and other software applications to determine the most efficient and cost effective solution for Owner’s continuing operations. Owner has agreed to make its database available to Brandywine through the term of this Agreement. Any software upgrades or new software implementation shall be at Owner’s expense, but shall only be implemented with Owner’s prior approval.

3.2.	Information Technology. Brandywine shall provide at Brandywine’s office, user access (setup, passwords, and drive access); PC/terminal maintenance and support; Skyline software support; and initial Skyline training. Owner shall pay for all relocation, consulting and shipping expenses related to the transfer of all equipment to Brandywine’s office from Owner and Manager’s Phoenix, Arizona and New York offices, and ongoing maintenance thereof.

3.3.	Accounts Receivable. Brandywine shall, as applicable at the Project Services or Corporate Services level: create tenant charges; process receipts and apply to charges; deposit receipts; maintain security deposit accounts; prepare accounts receivable aging reports; and prepare rent roll reports.

3.4.	Accounts Payable. Brandywine shall, as applicable at the Project Services or Corporate Services level: establish vendors in the system; obtain invoice approval for payment; enter invoice data; post invoices; select invoices for payment after approval by Owner; process checks as required; post checks paid; mail checks; and prepare accounts payable reports.

3.5.	Bank reconciliations. Brandywine shall, as applicable at the Project Services or Corporate Services level: analyze cash receipts and disbursements files; analyze bank statements; analyze deposit slips; analyze cancelled checks; and prepare monthly reconciliations.

3.6.	Related Services. Brandywine shall, as applicable at the Project Services or Corporate Services level, engage in payroll preparation and coordination of required filings, human resources management; pension, health and welfare and other benefits compliance (including union requirements, if applicable); general ledger accounting including, but not limited to, cash receipts and disbursements, fixed assets/capitalization, cost allocation, and inter-company billings/fundings; FASB 109 compliance; and consolidations and eliminations.

3.7.	Financial Statements. Brandywine shall, as appropriate at the Project Services or Corporate Services level: establish and maintain a chart of accounts; maintain budgets; manage and prepare journal entries; maintain general ledger history; issue general ledger reports; and issue job cost reports. Brandywine shall prepare Project and Owner-level financial statements and provide support to Owner in allowing Owner’s audit committee and independent auditors to conduct, on a timely basis, quarterly reviews and annual audits of financial statements, in accordance with generally accepted accounting principals consistently applied. Brandywine shall also prepare on a timely basis reports to joint venture partners, as required by the particular joint venture agreement, and periodic reports, as may be required by any lender or lessor.

3.8.	Sarbanes-Oxley Compliance. Brandywine shall, as appropriate at the Project Services or Corporate Services level, support Owner, its board of directors and the audit committee thereof, as applicable, in establishing, maintaining and evaluating a system of “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures shall be (a) designed to ensure that material information relating to Owner, including its consolidated subsidiaries, is made known by Brandywine to Owner’s chief executive officer and its chief financial officer and others within those entities, and (b) reasonably effective to perform the functions for which they are established and prevent any significant deficiency or material weakness in their design or operation which could adversely affect the ability of Owner to record, process, summarize and report financial data. Brandywine shall also reasonably cooperate with Owner and its chief executive officer and chief financial officer so as to enable such officers to make on a timely basis any required Sarbanes-Oxley certifications and to enable management of Owner to complete any required Sarbanes-Oxley evaluations and assessments. Brandywine shall make reasonably available to Owner its personnel and any books and records developed by Brandywine in the performance of its services hereunder to enable Owner to audit Brandywine’s records and reports and to carry out any required testing and review required under Section 404 of the Sarbanes-Oxley Act of 2002.

3.9.	Cash Management. Brandywine shall as appropriate at the Project Services or Corporate Services level: process internal cash transfers; process external bank wires; invest cash reserves as directed by Owner; and establish bank accounts as required and directed.

3.10.	Lease Administration. Brandywine shall: scan lease request forms (“LRF’S”) into the system; prepare or caused to be prepared appropriate documentation to implement action proposed per the LRF; coordinate with internal personnel and/or outside counsel in support of lease negotiations; review signed documents and compare to LRF’S; obtain appropriate signature for document execution; promptly distribute to Owner approved documents; and enter appropriate information into the system.

IV.	AUTHORITY OF BRANDYWINE

4.1.	Execution of Documents. Subject to the provisions below, Owner shall execute all leases, contracts, agreements and other documents

4.2.	Contracts and Agreements. Brandywine shall not execute or enter into and bind Owner with respect to any contract or agreement without the prior written consent of Owner, including but not limited to contracts and agreements on behalf of Owner for the operation, maintenance, development and servicing or the furnishing of services to tenants or subtenants in any of the Projects, and in the case of casualty, breakdown in machinery or other similar emergency, unless, if, in the reasonable good faith opinion of Brandywine, Emergency Action prior to written approval is necessary.

4.3.	Use of Name. Owner authorizes Brandywine to use the Project names as designated by Owner in the performance of its obligations hereunder and for the purposes of identification and advertising.

4.4.	Notification of Emergency Action. Brandywine shall take Emergency Action hereunder only in concert with prompt notification by Brandywine to Owner of such actions.

V.	RELATED PARTY TRANSACTIONS.

5.1.	Brandywine shall not, without the prior written consent of Owner in each instance, in connection with the performance of its duties hereunder, purchase any supplies, services, equipment or other items from or contract or make any commitments with or otherwise employ or deal with any person, firm, company, partnership or other entity which controls, is controlled by, or is under common control with, Brandywine, or in which Brandywine or any officer, director, shareholder, employee or agent thereof have a direct or indirect financial interest (each a “Related Party”). If Brandywine is seeking Owner’s consent to any such dealings, Brandywine shall fully disclose to Owner in writing the exact nature of the relationship between Brandywine and the Related Party and the terms of the agreement to be entered into. Any agreements with a Related Party shall be on arm’s length, fair market terms. If Owner consents to any such dealings in writing, Brandywine shall enter into a written agreement with the Related Party only on the terms disclosed to Owner and shall enforce such agreement on an arm’s-length basis.

VI.	INDEMNITY

6.1.	Owner and Manager hereby agree to indemnify, defend and hold harmless Brandywine and Brandywine’s officers, directors, shareholders, employees and agents from and against actual damages, incurred as a direct result of any liability, claim, action, suit or proceeding, incurred by any such person directly arising out of or in connection with (a) any default by Owner or Manager in the performance of Owner’s or Manager’s duty under this Agreement, (b) Owner’s or Manager’s failure or refusal to comply with any law, statute, code, ordinance, order, requirement, rule or regulation of any federal, state or municipal authority, and/or (c) the operation, development or maintenance of the Projects to the extent Brandywine was acting within the scope of, in compliance with, and using the standard of care provided in this Agreement. The foregoing provisions of this Section 6.1 shall survive the expiration or termination of Brandywine’s appointment for five (5) years to the extent the action resulting in such liability, claim, action, suit or proceeding arose prior to such termination or expiration. Nothing contained in this Section 6.1 shall (x) relieve Brandywine from any of its obligations under this Agreement or (y) require Owner to indemnify Brandywine for any claim covered by insurance or any damages, costs, or expenses (i) resulting from the gross negligence, wanton or willful misconduct, fraud of, or misappropriation of funds by, Brandywine and/or any of its officers, directors, shareholders, employees or agents, (ii) relating to employment discrimination relating to or arising from acts or omissions of Brandywine or (iii) concerning environmental compliance or violations resulting from or relating to acts or omissions of Brandywine.

6.2.	Brandywine agrees to indemnify, defend and hold harmless Owner and Manager and Owner’s and Manager’s officers, directors, shareholders, employees and agents from and against any actual damages, costs or expenses (including reasonable out of pocket attorneys’ fees and disbursements) incurred as a result of any liability, claim, action, suit or proceeding, incurred by such person directly arising out of or in connection with (i) any act or omission of Brandywine or any officer, agent, or employee of Brandywine which constitutes gross negligence, willful misconduct, fraud, or misappropriation of funds or (ii) any material default by Brandywine in the performance of Brandywine ‘s duties under this Agreement including any action by an agent of Brandywine which gives rise to such default. The foregoing provisions of this Section 6.2 shall survive the expiration or termination of Brandywine’s appointment for five (5) years to the extent the action resulting in such liability, claim, action, suite or proceeding arises prior to such termination or expiration. Nothing contained in this Section 6.2 shall (x) relieve Owner or Manager from any of its obligations under this Agreement or (y) require Brandywine to indemnify Owner or Manager for any claim covered by insurance or any damages, costs, or expenses resulting from the gross negligence, fraud or wanton or willful misconduct of Owner or Manager.

VII.	COMPENSATION FOR SERVICES

7.1.	Fee. (a) Commencing April 1, 2008, Owner and Manager shall pay to Brandywine as compensation for all of the services rendered during the Term of this Agreement, other than as provided for in Sections 2.14(b) and 2.15 (a) and (b), an amount equal to (a) for Project Services, one and one half percent (1.50%) of the “Gross Receipts” of the Projects payable monthly, plus (b) for Corporate Services, $60,000 per month, along with the actual and costs and expenses for travel and other out-of-pocket expense incurred by Brandywine, all of which shall be billed monthly. All fees and costs and expenses shall be due and payable on the 10th of each month.

(b) On April 1, 2008, Owner and Manager shall pay a one-time set up fee to Brandywine, in order to defray costs and expenses incurred by Brandywine for the purpose of preparing to provide the Project Services and the Corporate Services to Owner and Manager, including, without limitation, compensation paid by Brandywine to its employees for the purpose of managing the transition from Owner and Manager to Brandywine and computer hardware and software cost, in the amount of $35,000 allocable to each of the seven (7) Projects, $35,000 pertaining to each of Owner and Manager, and $35,000 with respect to Sarbanes-Oxley compliance for the Projects, Owner and Manager.
7.2.	Definition of Gross Receipts. The term “Gross Receipts” as used herein shall mean (a) all gross income received from all tenants (including Carts and Kiosks) for the use and occupancy of each Project and improvements, or any part thereof and including all minimum base rental amounts, percentage rents, storage rents, telephone income, business interruption insurance proceeds or “rental insurance” allocable to the applicable reporting period and any other miscellaneous income, and (b) all tenant recoveries including tenant electric charges (whether by inclusion, or electric submeter (but excluding electric charges via direct meter from the utility to tenants) and including all shop and anchor tenant HVAC charges), operating cost pass-throughs, CAM pass-

throughs, real estate tax pass-throughs, parking charges, marketing charges, food court charges, water, sewer and storm charges, and trash removal.

7.3.	Reimbursement of Attorneys Fees. Brandywine shall be reimbursed for all attorneys and/or other professional fees and disbursements incurred in the enforcement or protection of Owner’s or Manager’s interests in the Projects including, but not limited to, collections of delinquencies and evictions, as authorized pursuant to this Agreement.

7.4.	Brandywine represents to Owner, to the best of Brandywine’s knowledge, that the fees payable to Brandywine hereunder are fair and reasonable based on the scope of the services contemplated hereunder.

VIII.	COSTS AND EXPENSES

8.1.	Expense of Owner. Subject to compliance by Brandywine with the applicable Budgets, all obligations or expenses incurred hereunder, including but not limited to on-site maintenance personnel and wages and payroll costs with respect thereto, shall be for the account of, on behalf of, and at the expense of Owner; provided, however, that Owner shall not be obligated to reimburse Brandywine for any overhead expense of Brandywine incurred in its general offices, or for salaries of any executives or supervisory personnel of Brandywine.

8.2.	Reimbursement for Expenses. Any payments made by Brandywine in the performance of its duties and obligations under this Agreement shall be made solely out of such funds as Brandywine may from time to time hold for the account of Owner, as provided in Section 2 of this Agreement, or as may otherwise be provided by Owner.

IX.	TERM AND TERMINATION

9.1.	Term. This Agreement shall be for a term of commencing on the date hereof (the “Commencement Date”), and terminating at midnight on June 30, 2009 (the “Termination Date”). Thereafter, this Agreement shall continue on a year-to-year basis after said Termination Date, unless terminated in accordance with Section 9.2.

9.2.	Termination. Brandywine or Owner or Manager may terminate this Agreement upon not less than ninety days (90) prior written notice; provided, however, that neither Owner, Manager, nor Brandywine shall have the right to give notice to terminate this Agreement prior to June 30, 2008, except that Owner shall have the right to terminate this Agreement promptly upon the material breach by Brandywine of its obligations under this Agreement, which breach remains uncured for a period of thirty (30) days after notice by the Owner of such breach. During such ninety (90) day period, Owner and/or Manager shall continue to pay to Brandywine all fees, compensation and cost and expense reimbursements to which Brandywine is entitled under and pursuant to this Agreement, which, in the case of the Fee provided for in Section 7.1(a), shall be no less on a monthly basis than the fee paid to Brandywine for the month immediately preceding the month in which the termination notice is sent. Owner shall have the right to exclude any Project from the scope of this Agreement by giving thirty (30) days notice to Brandywine of such decision. To the extent that an individual existing Project is no longer the subject of this

Agreement, termination relative to that Project shall be treated as if it were the sole subject of this Agreement.

9.3.	Brandywine’s rights, Obligations After Termination. Upon the termination of this Agreement as provided above, Brandywine shall;
(a)	Deliver Records. Deliver to Owner, or such other person or persons as may be designated by Owner, copies of all books and records of each Project, all computer records relating to the Projects and/or Owner, and all funds in the possession of Brandywine belonging to Owner or received by Brandywine pursuant to the terms of this Agreement or of any of the Basic Documents; and

(b)	Assignment. Assign, transfer or convey to such person or persons all service contracts and personal property relating to or used in the operation and maintenance of the Projects, except any personal property which was paid for and is owned by Brandywine.

(c)	Termination of Obligations; Right to Compensation. Upon termination pursuant to this Section 7, the obligations of the parties hereto shall cease as of the date specified in the notice of termination; provided, however, that Brandywine shall comply with the applicable provisions hereof; provided, further, however, that Brandywine shall be entitled to receive any and all compensation which may be due Brandywine hereunder at the time of such termination or expiration.
X.	ASSIGNMENT

10.1.	Neither this Agreement nor any rights and/or duties of Owner or Manager or Brandywine hereunder shall be assigned, without the prior written consent of the other party, which consent may be unreasonably withheld, conditioned or delayed by such other party.

XI.	NOTICE

11.1.	All notices, requests, demands, or other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person or when sent (a) by Federal Express or other similar reputable overnight document delivery service guaranteeing next day delivery, or (b) facsimile transmission, with a hard copy mailed within one (1) business day by U.S. First Class Mail, addressed to the parties at the addresses listed on Exhibit B hereof.

11.2.	Notices sent by overnight delivery service shall be deemed delivered the day after deposit with the delivery service, while notices sent by facsimile transmission shall be deemed received the day of confirmation, if received prior to the close of business at the recipient’s offices, and otherwise on the next day.

XII.	MISCELLANEOUS.

12.1.	Captions. The captions of this Agreement are inserted only for the purpose of convenient reference and do not define, limit, or prescribe the scope or intent of this Agreement or any part hereof.

12.2.	Attorney’s Fees. Should either party bring suit to enforce any of the terms of this Agreement, the substantially prevailing party shall be entitled to recover court costs and reasonable attorney’s fees and disbursements.
12.3.	Entire Agreement. This Agreement and the Exhibits, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions or understandings between the parties concerning the Project and there are no covenants, promises, agreements, conditions or understanding, either oral or written, between them other than are herein set forth. No alteration amendment, change or addition to this Agreement shall be binding upon Owner or Manager or Brandywine unless reduced to writing and signed by each party,

12.4.	No Partnership or Joint Venture. Nothing contained in this Agreement shall be construed to make Owner and Brandywine partners or joint venturers or to render any of them liable for the debts or obligations of the other, except as expressly provided for in this Agreement. Nothing contained herein is intended to confer any benefit upon any third party or to make any third party a third party beneficiary of this Agreement.

12.5.	No Property Interest Created. Nothing contained in this Agreement shall be deemed to create or shall be construed as creating in Brandywine any property interest in or to the Projects. Brandywine shall at the request of any lender to, or relating to, a Project, subordinate its rights and payments hereunder relating to the applicable Project as any such lender may require and shall agree to provide to such lender information as to the particular Project with which such lender is associated and including the option of such lender to terminate this Agreement as to any such Project as such lender may require, but subject to the ninety (90) days prior written notice requirement set forth and contained in Section 9.2.

12.6.	Effect of Partial Invalidity. Should any section or any part of any section of this Agreement be rendered void, invalid, or unenforceable by any court of law, for any reason, such a determination shall not render void, invalid or unenforceable any other section or any part of any section in this Agreement.

12.7.	Applicable Law. This Agreement shall be construed in accordance with the laws of the state where each particular Project is located or the Commonwealth of Pennsylvania, as applicable.

12.8.	Equal Opportunity. It is understood and agreed that Brandywine is an equal opportunity and non-discriminatory employer. Owner or Manager and Brandywine agree that there shall be no discrimination against, or segregation of, any person, or group of persons, on account of race, color, creed, religion, sex, age or national origin in the lease, transfer, use, occupancy or enjoyment of the Projects nor shall Owner, Manager or Brandywine permit any discrimination or segregation with respect to the selection, location, number, use or occupancy of tenants of space in any Project.

12.9.	Brandywine’s Employees. Owner and Manager understand and agree that Brandywine has expended great amounts of time and effort in the selection, hiring and training of its employees and that Brandywine’s business, and the conduct thereof, is dependent to a large extent upon maintaining and retaining employees who have been trained by Brandywine and that Brandywine risks extreme hardship and monetary loss whenever such employees leave its service. For the above reasons, Owner agrees that it shall not, directly or indirectly, during the Term of this Agreement, or for two (2) years after the expiration of the term of this Agreement, employ or solicit for employment, or otherwise engage, Brandywine’s employees. Owner further agrees that Brandywine shall be entitled to injunctive relief, monetary damages or both, upon Owner’s violation or breach of the foregoing.

12.10.	Limited Liability. No officers, shareholders, members, partners, principals, directors, employees, servants or agents of Owner or Manager or Brandywine, or any of them, shall be personally liable for the performance of Owner’s or Manager’s or Brandywine’s respective obligations under this Agreement.

12.11.	Arbitration. Except with respect to Section 12.8, all disputes between the parties relating to this Agreement shall be resolved exclusively by arbitration in Pennsylvania under the applicable rules of the American Arbitration Association. Except as expressly authorized by statute or the terms of the Agreement, the arbitrator may only award damages for the actual losses suffered by the injured party. The prevailing party in the arbitration shall be entitled to reasonable attorneys’ fees and costs associated with the arbitration and with any related judicial action to enforce the arbitrator’s award

12.12.	Confidentiality, Advertising, Publicity. Owner and Manager and Brandywine agree that the existence of, and terms and provisions set forth in this Agreement, as well as the transactions contemplated hereby and all communications and correspondence between Owner, and Manager and Brandywine and/or their respective employees, officers, directors, shareholders, employees and agents (including their respective attorneys, advisors, and third party consultants) regarding same, whether delivered prior and/or subsequent hereto (collectively, the “Confidential Information”), shall be held in strict confidence and not disclosed to any third parties, unless and only to the extent required by applicable law or judicial process. In addition, no publicity of any kind, including photographs, advertisements, press releases, news release or other public statements relating to (i) any Project, (ii) the transactions contemplated by, or the existence of, this Agreement, or (iii) any other Confidential Information, shall be made without the prior written consent of Owner and Manager. Notwithstanding the above, Brandywine acknowledges that Owner will disclose the terms of this Agreement in a press release and in filings made by the Company with the Securities and Exchange Commission and will also file a copy of this Agreement as an Exhibit to such filings.

12.13.	Ownership of Information. Brandywine, Owner and Manager agree that all information relating to the Projects or Owner that has been or will be provided to Brandywine in the performance of its services hereunder shall be shall be held in strict confidence

Brandywine and shall not be disclosed to any third parties without Owner’s prior written consent. All such information and any data, reports or records generated by Brandywine in the performance of its services hereunder shall remain the property of Owner and shall be deliverable to Owner from time to time upon its request.

12.14.	Time is of the Essence. Time is of the essence of this Agreement and of all terms and conditions of this Agreement. In the event that this Agreement requires the payment of any sum of money or the performance of any action on any day which is a Saturday, Sunday, or any day on which commercial banks are required to be closed under the laws of the Commonwealth of Pennsylvania, then such payment or performance shall be excused until the next day which is not a Saturday, Sunday or any day on which commercial banks are required to be closed under the laws of the Commonwealth of Pennsylvania. For the purposes of this Agreement, the term “Business Day” shall mean any day on which commercial banks are not required to be closed under the laws of the Commonwealth of Pennsylvania or any day which is not a Saturday or Sunday.
[Signatures Appear on the Following Page.]

          IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written,

OWNER:	FELDMAN MALL PROPERTIES, INC.
By:
Name:
Title:

MANAGER:	FELDMAN EQUITIES MANAGEMENT, LLC
By:
Name:
Title:

BRANDYWINE:	BRANDYWINE FINANCIAL SERVICES CORPORATION
By:
Name:
Title:

Exhibit A
Projects

Colonie Center Mall	Albany, New York
Foothills Mall	Tucson, Arizona
Golden Triangle Mall	Denton, Texas
Harrisburg Mall	Harrisburg, Pennsylvania
Northgate Mall	Cincinnati, Ohio
Stratford Mall	Chicago, Illinois
Tallahassee Mall	Tallahassee, Florida

Exhibit B
Addresses
Feldman Mall Properties, Inc. and/or Feldman Equities Management, LLC:
1010 Northern Boulevard, Suite 314
Great Neck, NY 11021
Brandywine Financial Services Corporation:
Two Ponds Edge Drive
Chadds Ford, PA 19317